ARTICLES OF ASSOCIATION

STATEMENT ABOUT ARTICLES OF ASSOCIATION

Christiaan Maria Stokkermans, civil law notary in Amsterdam,

hereby declares:

the attached document is a fair English translation of the Articles of Association of:

Equant N.V.,
having its official seat in Amsterdam, the Netherlands;

as they read after execution of the deed of amendment on 29 June 2001 before Chr. M. Stokkermans, civil law notary aforementioned, on a draft of which deed a ministerial Statement of No Objections was granted on 27 June 2001, under number N.V. 520.999.

Equant N.V. is a public company under Dutch law (’naamloze vennootschap’), having its office address at Gatwickstraat 21-23, 1043 GL Amsterdam, the Netherlands, and registered in the Commercial Register under number 33267383.

In preparing the attached document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the Dutch text will govern.

In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Amsterdam, 25 June 2002.

ARTICLES OF ASSOCIATION
Article 1. Definitions.

1.1	In these Articles of Association, the following terms shall have the following meanings:
“Affiliate” means, in relation to any Person, each other Person that Controls, is Controlled by or is under common Control with such Person.
“Commercial Register” means, in conformity with the Dutch Commercial Register Act 1996, the register of the chamber of commerce competent within the district in which the head office of the Company is located.
“Common Share” means a common share in the capital of the Company.
“Company” means EQUANT N.V., with its official seat in Amsterdam.
“Control” means (a) the possession, directly or indirectly, of the power to elect or cause the election of a majority of the directors or similar governing body of any Person, whether through the ownership of voting securities, by contract or otherwise, (b) the possession directly or indirectly of share capital or other equity ownership interests conferring in the aggregate fifty per cent (50%) or more of the total voting rights with respect to such Person or (c) the power, by contract or otherwise, to direct the management or affairs of such Person.
“Equity” means the shareholders equity (‘eigen vermogen’) of the Company consisting of the amount of the Company’s issued and paid up share capital, the Company’s freely distributable reserves and the reserves, if any, which must be maintained pursuant to Dutch mandatory law and/or these Articles of Association.
“France Telecom” means France Telecom S.A.
“General Meeting” means the corporate body (‘orgaan’) of the Company formed by its Shareholders.
“General Meeting of Shareholders” means an annual or extraordinary general meeting of the Shareholders.
“Independent Director” means a Supervisory Director (i) who is not and has never been an officer or employee of the Company, of any Affiliate of the Company or of an entity that derived more than five percent (5%) of its revenues or earnings in its most recent fiscal year from transactions involving the Company or any of its Affiliates, (ii) who is not and has never been an officer, employee or director of France Telecom, of any Affiliate of France Telecom or of an entity that derived more than five percent (5%) of its revenues or earnings in its most recent fiscal year from transactions involving France Telecom or any Affiliate of France Telecom and (iii) who has no relationship or affiliation or compensation, consulting or contracting arrangement with the Company, France Telecom or their respective Affiliates or any other entity such that a reasonable person could regard such

Supervisory Director as likely to be unduly influenced by the management of the Company or France Telecom, respectively. Furthermore, the Supervisory Directors appointed as such pursuant to a nomination by SITA S.C. or the SITA Foundation in accordance with Article 17, clause 9 shall not count as Independent Directors for the purpose of these Articles of Association.
“Management Board” means the Management Board of the Company.
“Managing Director” means a member of the Management Board.
“Nominating Committee” means the committee referred to as such in Article 19.
“Person” means any individual, legal entity, partnership or similar body.
“Preference Share” means a preference share in the capital of the Company.
“Share” means a share in the capital of the Company. Unless the contrary is apparent, this shall include each Common Share and each Preference Share.
“Shareholder” means a holder of one or more Shares. Unless the contrary is apparent, this shall include each holder of Common Shares as well as each holder of Preference Shares.
“Shareholders Register” means the register kept pursuant to Article 10, in conformity with applicable Dutch law.
“Significant Shareholding”, with respect to France Telecom, means a shareholding in the Company held directly or indirectly by France Telecom representing at least thirty-four percent (34%) of the issued and outstanding Shares.
“SITA S.C.” means SITA S.C., a cooperative company (“société coopérative”) under the laws of Belgium, acting pursuant to a resolution of its board, for the benefit of the air transport community.
“SITA Foundation” means Stichting “The SITA Foundation”, a foundation (“stichting”) under Dutch law, acting pursuant to a resolution of its board.
“Stock Exchange” means any regulated securities exchange or similar trading system (including but not limited to Euronext Paris S.A. and the New York Stock Exchange).
“Subsidiary”, with respect to the Company, means
-	a legal entity in which the Company or one or more of its subsidiaries, whether by virtue of an agreement with others who are entitled to vote, either alone or jointly can exercise more than one half of the votes in the general meeting;
-	a legal entity in which the Company or one or more of its subsidiaries is a member or shareholder, whether by virtue of agreement with others who are entitled to vote, either alone or jointly can appoint or remove more than half of the management board or supervisory board, even if all those entitled to vote do vote, all subject to the provisions in Section 2:24a, subsections 3 and 4, of the Dutch Civil Code. The term Subsidiary shall be understood to also include a company trading under its own name in which the Company or one or more Subsidiaries as a partner is fully liable to creditors for debts.
“Supervisory Board” means the Supervisory Board of the Company.
“Supervisory Director” means a member of the Supervisory Board.
“Transfer”, with respect to a Share, means the sale, assignment or transfer thereof, the creation of a right of pledge or usufruct therein or the grant of any right or other interest therein, or any other disposition thereof.
1.2	The holders of Shares of a particular class having voting rights form a body of the Company and shall be referred to in these Articles of Association as “Meeting of Common Shareholders” (in respect of holders of Common Shares) and “Meeting of Preference Shareholders” (in respect of holders of Preference Shares).
Article 2. Name and Seat.

2.1	The name of the Company shall be: EQUANT N.V.
2.2	The Company has its official seat in Amsterdam (the Netherlands).
Article 3. Objects of the Company. The objects of the Company are:
(a)	to sell telecommunications services, to develop and sell computer software products, to provide telecommunications equipment, maintenance and other related services, and to coordinate and supervise their world-wide management;
(b)	to hold, coordinate and manage interests in the capital stock of companies world-wide engaged in businesses as described under (a) above, to undertake all financial operations, and in particular to acquire, dispose of, or exchange shares and other securities in any commercial, industrial or financial company, to hold all or part of the capital stock or to own a controlling interest in various companies and whenever necessary to supervise their management, to borrow and lend money and to guarantee or grant security in relation to the obligations of others, to make deposits and establish and carry out all forms of banking relationships; and to enter into and perform all ancillary agreements and arrangements for any such purpose;
(c)	to establish commercial direction and policy for the various companies described in sub-clauses (a) and (b), to provide all forms of management services and to appoint their management; and
(d)	to undertake any action or operation in direct or indirect relation with the objects of the Company.
Article 4. Term.
The Company has been incorporated for an indefinite period.
Article 5. Authorised Capital.
5.1	The Company’s authorised share capital amounts to ten million euro (EUR 10,000,000).
5.2	The authorised capital of the Company is divided into one billion

(1,000,000,000) Shares with a nominal value of one euro cent (EUR 0.01) each, of which nine hundred eighty-nine million (989,000,000) are Common Shares and eleven million (11,000,000) are Preference Shares. However, the composition of the Company’s authorised capital shall be subject to conversion pursuant to Article 7, clause 1, of these Articles of Association.

Article 6. Shares.
6.1	(a)	Shares remaining unissued for the time being may be issued only subject to the obligation of payment of such price (provided not less than par value) and upon such conditions and at such times as shall be determined by the General Meeting, unless the General Meeting has designated the Management Board as the body having the power to issue Shares, in which case the Management Board shall determine the price, the conditions upon which and the times at which Shares are to be issued, subject to Article 16, clause 2(a). As long as this power shall be vested in the Management Board, the General Meeting shall not have the power to issue Shares, nor the power to determine the price, conditions or times of the issuance.
(b)	The foregoing provisions of this clause and the provisions of clauses 2 and 3 hereof shall apply by analogy to the granting of rights to acquire any Shares.
(c)	Payment in any foreign currency on Shares of the Company shall be permitted only with the approval of the Company.
6.2	If the Management Board is designated by the General Meeting as the body having the power to issue Shares, the instrument so designating the Management Board shall specify how many Shares may be issued. Such instrument shall also indicate the period of time, not exceeding five years, during which the Management Board shall continue to be so designated. Such designation may be renewed for subsequent periods not exceeding five years each. Unless the terms of the designation provide otherwise, it cannot be revoked.
6.3	Within eight days following a resolution by the General Meeting to issue Shares or designating the Management Board as the body having the power to issue Shares, the Company shall file the full text of such resolution at the office of the Commercial Register. Within eight days following any issue of Shares, the Company shall file a record of such issue, specifying the number and class of Shares issued, at the office of the Commercial Register and such other information as Dutch law shall require.
6.4	(a)	In the case of an issuance of Shares, unless payment must be made other than in cash, each Shareholder shall have a pre-emptive right in proportion to the aggregate amount of his Shares, subject to the provisions of subclause (b) of this clause. In the event Shareholders do not or do not fully exercise their pre-emptive rights, then the General

Meeting (or the Management Board if it is then the corporate body with the authority to issue Shares) shall be free to decide to whom the Shares which have not been claimed shall be issued, and such issuance may be made at a higher price. No pre-emptive rights exist with respect to Shares which shall be issued to employees of the Company or to employees of any Subsidiary.
(b)	Pre-emptive rights may be limited or excluded by resolution of the General Meeting. In the proposal in respect thereof, the reason for the proposal and the manner of determining of the intended issuance price shall be explained in writing. Pre-emptive rights may also be limited or excluded by resolution of the Management Board if it has been designated as the body having the power to do so. Such authority can only be conferred upon the Management Board by the General Meeting for a period not exceeding five years and only if the Management Board has been or is simultaneously designated as having the authority to issue Shares. The designation may be extended from time to time for successive periods, each such period not to exceed five years. Any such designation shall remain in full force and effect as long as the Management Board has the authority to issue Shares. Unless it is resolved otherwise at the time of designation, a designation cannot be revoked. The Company shall deposit the full text of any such resolution at the Commercial Register within eight days after any such resolution.
(c)	If pre-emptive rights exist with respect to an issuance of Shares, the General Meeting (or the Management Board if it is then the corporate body with the authority to issue Shares) shall, subject to the provisions set forth in this Article and simultaneously with the resolution to issue Shares, determine the manner in which and the period within which such pre-emptive rights may be exercised. Such period shall be at least four weeks from the date the notice referred to in subclause (d) is sent.
(d)	The Company shall notify all Shareholders of an issuance of Shares with respect to which pre-emptive rights exist and of the period of time during which such rights may be exercised, in the manner provided by Article 22 of these Articles of Association and as may be required pursuant to the rules of any Stock Exchange on which Shares are listed or quoted.
(e)	The provisions of this clause shall apply by analogy to the granting of rights to subscribe for Shares, but they shall not apply to the issuance of Shares to a Person who exercises a right to subscribe for Shares which was previously granted.
6.5	A resolution of the General Meeting or of the Management Board, if designated for that purpose, to issue Shares shall be implemented by the Management Board in accordance with the provisions of law and the requirements as to form contained therein and subject to the terms imposed by the General Meeting or by the Management Board, if designated for that purpose.

6.6	The rights attached to the Shares shall among others be as follows:
(a)	Voting. The Shareholders shall be entitled to such rights as are specified in Articles 21 to 25 inclusive.
(b)	Distribution of profits.
Any distribution of profits on Common Shares shall be determined by the General Meeting upon the proposal of the Management Board and subject to the approval of the Supervisory Board. A Supervisory Board resolution granting such approval shall require the approval of the Independent Directors. Rights to distributions attaching to the Preference Shares are set forth in Article 7 below. The Company may distribute profits to Shareholders and to any others entitled to distributable profits only in so far as the Equity exceeds the paid up part of the Company’s capital, increased by reserves which must be retained in accordance with the law. If the General Meeting determines to distribute profits, the Company shall apply any profits available for distribution to the Shareholders pro rata as a non-cumulative dividend as approved by the General Meeting, subject to the provisions in Article 7 below. Upon the resolution of the General Meeting, upon the proposal of the Management Board and subject to the approval of the Supervisory Board, the Company is authorised to pay out interim dividends in as far as such dividends are justified and with due observance of Section 2:105 of the Dutch Civil Code, subject to the provisions in Article 7 below. Notwithstanding the above, there shall be no distributions of profits on Shares held by the Company itself nor on Shares of which the Company holds the depository receipts.
(c)	Share Capital.
After dissolution of the Company the balance remaining after payment of the debts of the dissolved Company shall be distributed among the holders of Common Shares in proportion to the nominal value of their ownership of Common Shares, and in accordance with the relevant provisions of Dutch law, all subject to the specific terms and conditions of the Preference Shares set forth in Article 7 below.
Article 7. Specific Terms and Conditions of Preference Shares.
7.1	Each Preference Share shall be mandatorily and automatically converted into a Common Share on the twenty-ninth day of June two thousand and six. Upon conversion, each Common Share resulting from conversion shall rank pari passu with all other Common Shares then in issue. The Management Board shall be obliged to file a statement of conversion with the Commercial Register within eight days after the effective date of conversion. The statement of conversion shall provide details as to the changes, resulting from conversion, to the Company’s issued and authorised capital.
7.2	If and to the extent the Company pays a dividend on the Common Shares for a given financial year, including any interim dividend, it shall first pay a preferential dividend to the holders of Preference Shares as follows: each holder of Preference Shares shall receive a number of newly issued Preference Shares equal to 0.045 times the number of Preference Shares held by the holder concerned at the time the preferential dividend is made (to be rounded upwards to a full Preference Share, where necessary); Preference Shares newly issued pursuant to the foregoing shall be issued at the expense of the Company’s reserves available for such purpose. Each Preference Share then in issue shall also give right on a pari passu basis to the ordinary dividend paid on each Common Share. If and as long as Preference Shares are in issue, any dividends on Common Shares shall only be paid out of retained earnings available for such purpose.
7.3	If Preference Shares are in issue at the time the Company is dissolved, the balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders pro rata to the number of Shares held by each, irrespective of the class of the Shares.
7.4	If and as long as Preference Shares are in issue, any distribution on Shares (including any interim distribution) other than in accordance with clause 2 or 3 shall require the prior written consent of the Meeting of Preference Shareholders.

Article 8. Shares and Share Certificates.
8.1	Common Shares shall be available in uncertificated registered form only, except if the Management Board, with the approval of the Supervisory Board, decides otherwise. The Management Board, with the approval of the Supervisory Board, may decide that Common Shares shall also be available in certificated registered form and/or in bearer form and if the Management Board, with the approval of the Supervisory Board, shall so decide, it shall also decide, with the approval of the Supervisory Board (i) in which form or forms the relevant share certificates shall be available, (ii) to whom and under which conditions share certificates of the respective forms shall be available and (iii) if, under which conditions and at which cost (if any) Common Shares held in one form can be converted into Common Shares of another form. Preference Shares shall be available in uncertificated registered form only.
8.2	All share certificates (if any) shall be signed by or on behalf of a Managing Director on behalf of the Company. The signature may be effected by printed facsimile. Alternatively, share certificates may be signed on behalf of the Company by one or more Persons designated by the Management Board for that purpose. All share certificates shall be identified by numbers and/or letters in a manner determined by the Management Board.

Article 9. Missing or Damaged Share Certificates.
9.1	This Article 9 shall apply if the Company has issued share certificates for one or more Shares.
9.2	Upon written request by or on behalf of a Shareholder, missing or damaged share certificates may be replaced by new share certificates bearing the same numbers and/or letters, provided the Shareholder who made such request, or the Person making the request on his behalf, provides satisfactory evidence of his title, and in so far as applicable, the loss of the share certificates to the Management Board, and further subject to such conditions as the Management Board may deem appropriate.
9.3	If, as and when the Management Board deems such to be appropriate, the replacement of missing share certificates may be made subject to the publication of the request also stating the numbers and/or letters of the missing share certificates, in at least three daily published newspapers to be designated by the Management Board. In such case new share certificates may not be issued until six months have expired since the last publication, unless the original share certificates have been previously produced to the Company.
9.4	The issue of a new share certificate shall render the share certificate which it replaces invalid.
9.5	The issue of new share certificates or duplicates for bearer shares may in appropriate cases, at the discretion of the Management Board, be published in daily newspapers to be indicated by the Management Board.
Article 10. Shareholders Register.
10.1	With due observance of the applicable statutory provisions in respect of registered shares, a Shareholders Register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Management Board, may, in whole or in part, be kept in more than one copy and at more than one address.
Part of the register may be kept abroad in order to comply with applicable non-Dutch statutory provisions or applicable provisions set by a non-Dutch Stock Exchange.
10.2	Each Shareholder’s name, his address and such further information as required by law and such further information as the Management Board deems appropriate, whether at the request of a Shareholder or not, shall be recorded in the register with respect to all Shares in registered form.
10.3	The form and the contents of the register shall be determined by the Management Board with due observance of the provisions of clauses 1 and 2 of this Article. If registered Shares are made available in both uncertificated and certificated form, the Management Board may determine that the register shall vary as to its form and contents according to whether it relates to uncertificated or certificated registered Shares.

10.4	Upon his request a Shareholder shall be provided with written evidence of the contents of the register with regard to the Shares registered in his name free of charge, and the statement so issued may be validly signed on behalf of the Company by a Person to be designated for that purpose by the Management Board.
10.5	The provisions of clauses 1 through 4 of this Article shall equally apply to Persons who hold a right of usufruct or a right of pledge on one or more Shares in registered form.
10.6	The Management Board shall have power and authority to permit inspection of the register and to provide information recorded therein as well as any other information regarding the direct or indirect shareholding of a Shareholder of which the Company has been notified by that Shareholder to the authorities entrusted with the supervision and/or implementation of the trading of securities on a non-Dutch Stock Exchange on behalf of the Company and its Shareholders, in order to comply with applicable non-Dutch statutory provisions or applicable provisions set by such non-Dutch Stock Exchange, if and to the extent such requirements apply to the Company and its Shareholders as a result of the listing of Shares on such Stock Exchange or the registration of Shares or the registration of an offering of Shares under applicable Dutch securities law.

Article 11. Joint Ownership.
If a Share is held by more than one Person jointly, the Company may require such joint owners to give one Person a written power of attorney to represent them vis-à-vis the Company.
Article 12. Transfer of Shares.

12.1	A Transfer of registered Shares shall require a notarial instrument to which the Person alienating and the Person acquiring the Shares, or a right thereon, as the case may be, are a party, unless such registered Shares are or are expected to be listed or quoted on a Stock Exchange in accordance with Section 2:86c of the Dutch Civil Code. Upon any Transfer of registered Shares, the rights attached to the Shares in question cannot be exercised until (i) acknowledgement of the Transfer by the Company and (ii) either (a) service of the deed of transfer upon the Company and, if applicable, surrender of the share certificate(s) to the Company or (b) the Company has entered the transaction in the Shareholders Register on its own initiative. The provisions of the preceding sentence shall not apply if the Company itself is a party to the Transfer.
If a registered Share subject to a Transfer is certificated, the share certificate concerned must be delivered to the Company. The Company can only acknowledge the Transfer of a such Share by endorsement on the share certificate or by issuance of a new share certificate registered in the name of the transferee, at the discretion of the Management Board.

12.2	The provisions of clause 1 of this Article shall equally apply to (i) the allotment of registered Shares in the event of a judicial partition of any community of property, (ii) the Transfer of a registered Share as a consequence of foreclosure of a right of pledge and (iii) the creation of limited rights in rem on a registered Share.
12.3	In accordance with Section 2:86c of the Dutch Civil Code, if the Shares are, or are expected to be, listed on a Stock Exchange, the following shall apply:
(a)	A Transfer of registered Shares shall be effected by a written notarial or non-notarial deed and, unless the Company itself is a party to such deed, written acknowledgement by, or service on, the Company of the Transfer in accordance with Section 2:86c, subsection 2, of the Dutch Civil Code; and
(b)	If a share certificate has been issued for a registered Share, surrender of the share certificate to the Company shall be required in order for a Transfer of Shares to be valid, and the Company may acknowledge the transaction by annotation on such share certificate, or by replacing the surrendered share certificate by a share certificate registered in the name of the transferee, usufructuary or pledgee; and
(c)	A pledge on a registered Share may also be created without an acknowledgement by or service on the Company, in accordance with Section 3:239 of the Dutch Civil Code, provided that if the pledgee wishes to give notice to the Company of the pledge in accordance with Section 3:239, subsection 3, of the Dutch Civil Code, acknowledgement by, or service on, the Company shall be required.
12.4	Shares may be subject to pledge or usufruct. Voting rights attached to Shares are not transferable to pledgees or beneficiaries of a usufruct.
Article 13. Acquisition and Cancellation of the Company’s Own Shares.
13.1	The Company may acquire Shares in its own share capital, for consideration, provided that:
(a)	the General Meeting has given the Management Board authorisation, subject to Article 16, clause 2(a), for this purpose;
(b)	the Equity, reduced by the acquisition price, is not less than the sum of the paid and called-up share capital and the reserves to be maintained pursuant to the law or these Articles of Association, if any;
(c)	the par value of the Shares to be acquired and of the Shares already held by the Company and its Subsidiaries does not exceed one-tenth of the issued share capital of the Company; and
(d)	for such an acquisition to be valid, the amount of Equity appearing in the balance sheet most recently adopted, reduced by the acquisition price of Shares or depository receipts therefor and distributions to others out of profits or reserves, which have become due by the Company and Subsidiaries after the balance sheet date, shall be decisive. An acquisition in accordance with this clause 1 shall not be permitted if more than six months have elapsed after the end of a financial year without the adoption of annual accounts in respect of such financial year.

The qualifications set forth in the foregoing proviso shall not apply to the acquisition by the Company of its own Shares by operation of law and shall also not apply to the acquisition by the Company of its own shares without consideration.
Any authorisation of the General Meeting shall be valid for no more than eighteen (18) months and shall specify how many Shares are permitted to be acquired, the manner in which they may be acquired and the permitted upper and lower limits of the price.
This clause 1 shall also apply to the acquisition of depository receipts representing Shares. A Subsidiary shall, for its own account, not acquire upon initial issuance or cause to be acquired any Shares. A Subsidiary may acquire after initial issuance Shares or cause Shares to be acquired after initial issuance only for consideration, if the Company itself may acquire Shares pursuant to the provisions of this clause 1.
A Supervisory Board resolution under Article 16, clause 2(a) approving a repurchase of Shares or other equity securities referred to therein shall require the approval of the Independent Directors, unless either the repurchase is effected on the market from an undetermined list of Shareholders, or with respect to the repurchase all Shareholders are treated equally.
13.2	Shares which the Company or Subsidiaries hold in the Company’s own share capital cannot be voted by the Company or the Subsidiaries. Such Shares shall not participate in the distribution of profits or the distribution of surplus assets after liquidation, unless the Shares are encumbered with usufruct for the benefit of a Person other than the Company or a Subsidiary. Such Shares shall not be counted for purposes of determining whether a specific part of the share capital is represented or whether a majority represents a specific part of the share capital, and the amount of the share capital shall be deemed reduced by the amount of such Shares. Usufructuaries of Shares which belong to the Company and the Subsidiaries are not excluded from exercising the voting rights, if the usufruct was created before the Shares belonged to the Company or Subsidiaries. The Company or Subsidiaries cannot vote Shares of which the Company or Subsidiaries are usufructuaries or pledgees.
13.3	The Company may cancel Shares, provided that a cancellation can only concern Shares held by the Company. The cancellation of Shares shall require a resolution of the General Meeting. The notice calling the General Meeting of Shareholders and the resolution itself shall specify the purpose of the cancellation and the manner in which it shall be carried out. A resolution of the General Meeting regarding cancellations of Shares requires a majority of two thirds of the votes cast, if less than half of the issued and outstanding Shares are present or represented at the General Meeting of Shareholders.
13.4	The Transfer of Shares held by the Company in its own capital shall be permitted only in the manner prescribed for the issue of Shares.
Article 14. Management Board.
14.1	The Company shall be managed by a Management Board consisting of three or more Managing Directors, provided the maximum number of Managing Directors shall be seven (7). The General Meeting shall determine, and may subsequently change, the number of Managing Directors, within the limits of the preceding sentence.
14.2	The Management Board shall have a Chairman, who shall be the Chief Executive Officer of the Company and who shall be appointed in function by the General Meeting. The Chairman shall be charged in particular with the general management and administration of the Company’s day to day affairs and the oversight and supervision of the affairs of the Subsidiaries.
14.3	Managing Directors may be suspended or removed either by the General Meeting on the proposal of the Supervisory Board or by the General Meeting acting of its own accord. The Supervisory Board can suspend but not remove Managing Directors, which suspension can be lifted by the General Meeting. If following suspension of a Managing Director, the General Meeting has not decided on his or her removal within three months, the suspension shall end. A suspended Managing Director shall be entitled to justify his or her actions at the General Meeting of Shareholders.
14.4	Managing Directors shall be appointed by the General Meeting.
14.5	With respect to one seat on the Management Board, as long as France Telecom holds a Significant Shareholding, France Telecom shall be given the opportunity to nominate one or more candidates. If with respect to the seat concerned, the nomination of France Telecom consists of a list of two or more candidates it shall be binding. However, the General Meeting may at any time, by resolution passed with a majority of at least two-thirds of the votes cast representing more than one-half of the issued and outstanding Shares, resolve that such list shall not be binding.
Where a person is to be elected from a binding list of candidates, the candidate receiving the greatest number of the votes cast shall be appointed.
If it concerns the seat on the Management Board with respect to which France Telecom has the right to make a binding or non-binding nomination pursuant to the foregoing, a resolution of the General Meeting to appoint a Managing Director other than in accordance with such binding or non-binding nomination shall require at least two-thirds of the votes cast representing more than one-half of the issued and outstanding Shares.
If France Telecom should have failed to give notice of its nomination with respect to the seat concerned to the Management Board and the Supervisory

Board within three months after the seat has become vacant or, if later, by the date that is five (5) days prior to the day on which for the first time after that vacancy has occurred, notice is given for a General Meeting of Shareholders, the General Meeting may appoint a Managing Director in the seat concerned at its own discretion, but still subject to the provision in the foregoing sentence. From the day on which notice is given for the General Meeting of Shareholders in which the relevant vacancy is to be filled until the close of the relevant meeting, the nomination made by France Telecom pursuant to the foregoing, shall be deposited at the office of the Company for inspection by Shareholders and other Persons entitled to attend the General Meeting of Shareholders and, if the Shares are listed or quoted on a Stock Exchange, at a bank or financial institution to be mentioned in the notice calling the General Meeting of Shareholders.
14.6	The Managing Directors shall be appointed for an indefinite period of time. The remuneration and other terms and conditions under which each Managing Director is appointed shall be determined by the Supervisory Board, after consultation with the Chairman of the Management Board.
14.7	The compensation committee referred to in Article 18, clause 10 shall make recommendations to the Supervisory Board with regard to the salary, bonus, if any, and other terms and conditions of employment of the Managing Directors.
14.8	The Management Board shall meet as often as is necessary to carry on the business affairs of the Company. Meetings of the Management Board may be in person or by teleconference. The Chairman of the Management Board and any other Managing Director shall be given twenty-four hours notice of meetings, stating the time and place and if by teleconference, the telephone number to be contacted.
14.9	If more than one Managing Directors are in office, the Management Board shall adopt its resolutions with an absolute majority of votes cast, including the consenting vote of the Chairman. If there is a tie in voting, the Chairman shall decide. The Management Board may also adopt resolutions without holding a meeting so long as all resolutions of the Management Board adopted outside of a meeting are agreed in textual form (including inter alia letter, cable, telex, facsimile or e-mail) and all Managing Directors have expressed themselves in favour of the proposal concerned. All resolutions or other decisions taken by the Management Board inside or outside of any meeting shall be immediately communicated to all Managing Directors.
Article 15. Responsibilities of the Management Board.
15.1	The Company shall be represented vis-á-vis third parties by the Management Board or by the Chairman acting jointly with one other Managing Director.
15.2	The Management Board shall be responsible for the management of the Company.

15.3	The Management Board may draw up rules of procedure which shall include regulations for its functioning and for the fulfilment of its tasks and those of each of the Managing Directors. A resolution to establish, amend or terminate such rules of procedure shall require the approval of the Supervisory Board.
15.4	The Management Board shall prepare an annual operating and investment budget for the Company, including the contributions by the Company to any Affiliate or Subsidiary, and present such budget to the Supervisory Board for approval.
15.5	The Management Board shall prepare annually a three year operating, strategic and investment plan for the Company, and present such plan annually to the Supervisory Board for approval.
15.6	Subject to Article 16, the Management Board shall vote all of the shares held by the Company in any Subsidiary, and shall, subject to applicable law, elect the directors of such Subsidiaries.
15.7	The Management Board or any member thereof may not undertake or propose any of the following acts or take resolutions with respect to such acts, without limitation, without the same being considered and formally approved by the Management Board:
(a)	the voting of the shares in any Subsidiary, including the election of the board of directors of such Subsidiaries;
(b)	the acquisition, sale or liquidation of any Subsidiary;
(c)	the adoption of the annual budget or the three year operating strategic and investment plan of the Company or the approval of the budget of any Subsidiary;
(d)	the approval of the annual accounts of the Company or of any Subsidiary;
(e)	the making of a proposal to amend the Articles of Association of the Company;
(f)	any expenditure by the Company in excess of the annual budget of the Company as approved from time to time by the Supervisory Board;
(g)	the approval of any action listed in Article 16, clauses 2 and 3 of these Articles of Association;
(h)	any other matter which the Chairman may, from time to time, bring to the Management Board for approval.
15.8	In the event of the absence or inability to act of one or more Managing Directors, a temporary replacement for such Managing Director shall be elected as soon as possible pursuant to the procedures set forth in Article 14.
15.9	If a Managing Director, acting in his personal capacity, enters into an agreement with the Company or conducts any litigation against the Company, the Company may, with due observance of the provision of clause 1, be represented in that matter either by the Management Board or the other Managing Directors, or by a Supervisory Director to be designated by the

Supervisory Board, all the foregoing unless the General Meeting designates a Person for that purpose or the law provides for the designation in a different manner. Such Person can also be the Managing Director with whom there is the conflict of interest. If a Managing Director has a conflict of interest with the Company other than as referred to in the second preceding sentence, he shall, as the Management Board or the other Managing Directors, have the power to represent the Company, with due observance of the provisions of clause 1.
Article 16. Limitations on the Management Board.
16.1	The Management Board shall operate at all times under the supervision of the Supervisory Board.
16.2	The Management Board may not undertake or propose any of the following acts or take resolutions with respect to such acts, without a resolution or approval by the Supervisory Board (in addition to any approval by the General Meeting that may be required under these Articles of Association or under applicable law):
(a)	the issuance, repurchase or redemption of any Shares or other equity securities (including securities convertible into or exchangeable or exercisable for Shares or other equity securities) issued by the Company or any Subsidiary or by a general or limited partnership in which the Company or any Subsidiary is a partner;
(b)	the making of any application for a registration with a view to a listing or quotation, or withdrawal of a listing or quotation, on any Stock Exchange, of Shares, debt instruments, depositary receipts or other securities of the Company;
(c)	the entering into or termination of any alliance or long term agreement for cooperation by the Company or any Affiliate, with any third party, or the entering into or termination of any joint venture, partnership or other similar agreement if such joint venture, partnership or other arrangement represents a financial interest of the Company or any Affiliate which is “material” within the meaning of clause 6 of this Article 16;
(d)	the acquisition by the Company or any Subsidiary of a participation in any other legal entity for an aggregate consideration which is “material” within the meaning of clause 6 of this Article 16;
(e)	the amendment of the Articles of Association of the Company;
(f)	the merger, legal split (‘juridische splitsing’), consolidation or dissolution of the Company;
(g)	the filing by the Company of any petition for bankruptcy or for a suspension of payments or other protection pursuant to any applicable law for the protection of creditors;
(h)	the adoption of or significant change in any business plan or budget of, or investment levels in, the Company;

(i)	the reduction of the issued capital of the Company;
(j)	the sale of any portion of the shares held by the Company in any Subsidiary, if the relevant transaction is “material” within the meaning of clause 6 of this Article 16;
(k)	the entering into of any loan agreement, incurrence of indebtedness for borrowed money or the guarantee of or granting any other form of security for the indebtedness of others, if the relevant transaction is “material” within the meaning of clause 6 of this Article 16; provided that no such resolution or approval shall be necessary for the entering into of any loan agreement, incurrence of indebtedness for borrowed money or the guarantee of or granting any other form of security for the indebtedness issued to others in exchange for, or the proceeds of which are used to extend, refinance, renew, replace or refund, any such loan agreement, indebtedness, guarantee or security in existence on the twenty-ninth day of June two thousand and one and provided, further, that any such refinancing, renewal, replacement or refund shall not increase the principal amount of the related indebtedness;
(l)	the declaration of any dividends or other distributions on capital stock by the Company to any Person other than the Company or any wholly owned Subsidiary of the Company;
(m)	the approval of the results of any audit of the Company; and
(n)	the making of capital expenditures in any financial year in excess of the capital expenditure provided for in the Company’s approved annual consolidated budget.
16.3	For the purpose of the applicability of clause 2 a resolution of the Management Board approving a resolution of any corporate body of a Subsidiary shall be treated as a resolution of the Management Board to enter into a transaction as referred to in clause 2 provided that the first mentioned resolution is subject to such approval.
16.4	The Management Board shall adhere to the instructions of the Supervisory Board in respect of the general financial, economic, social and personnel policies to be followed by the Company.
16.5	(a)	The Company shall not and shall cause its Subsidiaries to not enter into any material contract, agreement or transaction (a “Related-Party Transaction”) with France Telecom or any of its Affiliates, other than a Related-Party Transaction in the ordinary course of business and on an arms’-length basis that is no less favourable to the Company (or its Subsidiary concerned) than any similar transaction with a third-party customer of France Telecom under the same or similar circumstances (an "Excluded Transaction”), unless the Independent Directors unanimously approve such Related-Party Transaction on the basis that it is in the interest of all Shareholders and fair, from a financial point of view, to the Company and all Shareholders.
(b)	In the event of a disagreement between France Telecom and the Independent Directors as to whether a Related-Party Transaction is an Excluded Transaction, the matter shall be submitted to the Company’s company auditors for determination within ten (10) days. If the company auditors determine that the Related-Party Transaction is not an Excluded Transaction, the approval requirement of the Independent Directors set forth in subclause (a) above shall apply. If the company auditors determine that the Related-Party Transaction is an Excluded Transaction, such approval requirement shall not apply. The determination of the company auditors shall be final and binding.
16.6	For the purpose of the application of clause 2(c), (d) and (j) of this Article 16, an amount or transaction shall qualify as “material” if the amount or value involved exceeds the lesser of:
(a)	five percent (5%) of the consolidated assets of the Company as of the date of the Company’s latest audited balance sheet; and
(b)	fifty million US dollars (USD 50,000,000).
For the purpose of the application of clause 2(k) of this Article 16, an amount or transaction shall qualify as “material” if the amount or value involved exceeds the lesser of:
(a)	five percent (5%) of the consolidated assets of the Company as of the date of the Company’s latest audited balance sheet; and
(b)	(i) for activities within the approved annual budget one hundred million US dollars (US 100,000,000) or (ii) for activities outside the approved annual budget fifty million US dollars (USD 50,000,000).
Article 17. Supervisory Board.
17.1	In addition to the Management Board, the Company shall have a Supervisory Board consisting of nine (9) Supervisory Directors who will be appointed and can be removed by the General Meeting. No Supervisory Director may be sixty-eight (68) years of age or older and each Supervisory Director must resign from office no later than on the day on which the annual General Meeting of Shareholders is held in the financial year in which he becomes sixty-eight (68) years of age.
17.2	The Supervisory Directors shall be elected for an indefinite period of time except if the General Meeting resolution by which a particular Supervisory Director is appointed or these Articles of Association expressly provide otherwise.
17.3	The Supervisory Board shall meet as often as necessary to supervise the Management Board and the business of the Company, but no less frequently than once each calendar quarter. Supervisory Directors may participate in meetings in person or by conference telephone, provided that they can hear and be heard by one another.
17.4	The Supervisory Board shall elect a chairman from among the Supervisory Directors, who shall serve in such capacity during his or her term of office or until a successor shall have been elected.
17.5	Meetings of the Supervisory Board may be called by the chairman or any two Supervisory Directors. The person calling a meeting shall give ten (10) days’ prior written notice to each Supervisory Director; provided, however, that notice shall be deemed waived if all Supervisory Directors then in office are in attendance at a meeting. Meetings may be held at such location within or outside the Netherlands as may be specified in the notice.
17.6	A majority of all Supervisory Directors then in office shall constitute a quorum for the conduct of business at any meeting.
17.7	Except as specified otherwise in these Articles of Association, the Supervisory Board shall adopt its resolutions with an absolute majority of votes cast, provided that the approval of the Independent Directors shall be required for the Supervisory Board to approve or authorise (i) any amendment of the definitions of “France Telecom”, “Independent Director” and “Significant Shareholding” in Article 1, any provision in Article 14 clause 5, Article 16 clause 5, Article 17 or Article 19 of these Articles of Association; (ii) any Related-Party Transaction not being an Excluded Transaction (both as defined in Article 16, clause 5); and (iii) resolutions referred to as such in Article 6, clause 6(b) and Article 13, clause 1.
17.8	Any action that may be taken at a meeting may also be taken without a meeting if the resolution approving such action is signed (including by telex, telefax, telegram or other means of communication capable of transmitting written texts) by all of the Supervisory Directors then in office.
17.9	Candidates for appointment to the Supervisory Board shall be nominated as follows: (i) with respect to five seats on the Supervisory Board, France Telecom, as long as it holds a Significant Shareholding, shall be given the opportunity to nominate one or more candidates per vacant seat; (ii) with respect to one seat on the Supervisory Board, SITA S.C. shall be given the opportunity to nominate one or more candidates per vacancy; (iii) with respect to one seat on the Supervisory Board, the SITA Foundation shall be given the opportunity to nominate one or more candidates per vacancy; and (iv) the two remaining seats on the Supervisory Board shall be reserved for Independent Directors and with respect thereto, the Nominating Committee shall nominate one or more candidates per vacant seat.
As of the twenty-ninth day of December two thousand and two, the foregoing provision of this clause 9 shall be replaced by the following provision: Candidates for appointment to the Supervisory Board shall be nominated as follows: (i) with respect to five seats on the Supervisory Board, France Telecom, as long as it holds a Significant Shareholding, shall be given the opportunity to nominate one or more candidates per vacant seat; (ii) with respect to one seat on the Supervisory Board, SITA S.C. shall be given the opportunity to nominate one or more candidates per vacancy; and (iii) the three remaining seats on the Supervisory Board shall be reserved for Independent Directors and with respect thereto, the Nominating Committee shall nominate one or more candidates per vacant seat.
17.10	If with respect to a particular seat the nomination of France Telecom, SITA S.C., the SITA Foundation or the Nominating Committee, as applicable pursuant to the foregoing, consists of a list of two or more candidates it shall be binding. However, the General Meeting may at any time, by resolution passed with a majority of at least two-thirds of the votes cast representing more than one-half of the issued and outstanding Shares, resolve that such list shall not be binding.
Where a person is to be elected from a binding list of candidates, the candidate receiving the greatest number of the votes cast shall be appointed.
If it concerns a seat on the Supervisory Board with respect to which France Telecom, SITA S.C., the SITA Foundation or the Nominating Committee, as applicable, has the right to make a binding or non-binding nomination pursuant to the foregoing, a resolution of the General Meeting to appoint a Supervisory Director other than in accordance with such binding or non-binding nomination shall require at least two-thirds of the votes cast representing more than one-half of the issued and outstanding Shares.
If France Telecom, SITA S.C., the SITA Foundation or the Nominating Committee, as applicable pursuant to the foregoing, should have failed to give notice of its nomination with respect to the seat concerned to the Management Board and the Supervisory Board within three months after the seat has become vacant or, if later, by the date that is five (5) days prior to the day on which for the first time after the vacancy has occurred, notice is given for a General Meeting of Shareholders, the General Meeting may appoint a Supervisory Director in the seat concerned at its own discretion, but still subject to the provision in the foregoing sentence.
17.11	From the day on which notice is given for the General Meeting of Shareholders in which the relevant vacancy is to be filled until the close of the relevant meeting, nominations made pursuant to the foregoing shall be deposited at the office of the Company for inspection by Shareholders and other Persons entitled to attend the General Meeting of Shareholders and, if the Shares are listed or quoted on a Stock Exchange, at a bank or financial institution to be mentioned in the notice calling the General Meeting of Shareholders.
When a nomination for appointment of a Supervisory Director is made, the information to be deposited pursuant to the foregoing shall include with respect to each candidate: his age, his profession, the number of Shares he holds and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a Supervisory Director. Furthermore, the names of the legal entities of which he is already a Supervisory Director shall be indicated; if those include legal entities which belong to the same group, a reference to that group will be sufficient. Each nomination must state the reasons on which it is based.
17.12	The General Meeting shall fix the remuneration for the Supervisory Directors on the recommendation of the compensation committee of the Supervisory Board which shall make such recommendation after consultation with the Chairman of the Management Board.
17.13	Subject to clause 16 of this Article 17, the General Meeting shall at all times have the power to suspend or to remove every one of the Supervisory Directors. If, following suspension of a Supervisory Director, the General Meeting has not decided on his or her removal within three months, the suspension shall end. A suspended Supervisory Director shall be entitled to justify his or her actions at the General Meeting of Shareholders. If the General Meeting removes any Supervisory Director pursuant to this clause 13, the Management Board shall promptly call a General Meeting of Shareholders to fill the vacancy thus created. Subject to clause 16 of this Article 17, Supervisory Board members shall only be removed by a resolution passed at the General Meeting of Shareholders with a majority of not less than two thirds of the votes cast representing more than half of the issued and outstanding Shares.
17.14	If any Independent Director ceases to qualify as an Independent Director, and as a result thereof, the Supervisory Board would have less Independent Directors than required pursuant to these Articles of Association, then that person shall automatically, without any further action required, cease to be a Supervisory Director.
17.15	All Supervisory Directors nominated by France Telecom shall automatically, without any further action required, cease to be Supervisory Directors if and when France Telecom ceases to hold a Significant Shareholding. At the same time, the requirement contained in these Articles of Association that there be Independent Directors and all rights and obligations of Independent Directors under these Articles of Association shall cease to be effective, all Independent Directors then in office shall continue to serve as ordinary Supervisory Directors and Article 16, clause 5 shall cease to be effective. If and when France Telecom ceases to hold a Significant Shareholding, the Supervisory Directors appointed as such by SITA S.C. or the SITA Foundation shall continue to serve as ordinary Supervisory Directors, subject to clause 17 of this Article. Within eight days after the Management Board has established that France Telecom has ceased to hold a Significant Shareholding, the Management Board shall file a statement confirming the same with the

Commercial Register.
17.16	As of the time France Telecom no longer holds a Significant Shareholding, subject to the provisions in clause 17 of this Article 17, the rights of each of SITA S.C. and the SITA Foundation to nominate candidates for appointment in one seat of the Supervisory Board under the previous provisions of this Article 17 shall be replaced automatically, without any further action required, by the right of SITA S.C. and the SITA Foundation, respectively, (i) to directly appoint a Supervisory Director in the seat concerned if and when the seat concerned becomes vacant, and (ii) to suspend or remove the Supervisory Director holding the seat concerned. If following such a suspension, SITA S.C. or the SITA Foundation, as the case may be, has not decided to remove the Supervisory Director concerned within three months, the suspension shall end. If and as long as this clause 16 is effective, clause 13 of this Article 17 shall not apply in respect of the Supervisory Directors appointed by SITA S.C. and/or the SITA Foundation.
17.17	The Supervisory Director nominated or appointed by SITA S.C. shall automatically, without any further action required, cease to be a Supervisory Director and all rights and powers of SITA S.C. under these Articles of Association shall terminate if and when that right ceases to exist contractually between SITA S.C. and the Company. Within eight days of the occurrence of such event, the Management Board shall file a statement confirming the same with the Commercial Register. The Supervisory Director nominated or appointed by the SITA Foundation shall automatically, without any further action required, cease to be a Supervisory Director and all rights and powers of the SITA Foundation under these Articles of Association shall terminate as of the twenty-ninth day of December two thousand and two.
Article 18. Responsibilities of the Supervisory Board.
18.1	The Supervisory Board shall oversee the general activities of the Management Board and the Company so as to assure its effective operation. It shall assist the Management Board with advice. In performing their duties the Supervisory Directors shall act in accordance with the best interests of the Company and of the business connected with it.
18.2	The Supervisory Board shall, from time to time, set the broad policy directions of the Company.
18.3	The Supervisory Board may draw up regulations for its functioning and for the fulfilment of its tasks.
18.4	A Supervisory Director may be represented at any meeting of the Supervisory Board or with a view to any decision making by the Supervisory Board without a meeting to be held, by any other Supervisory Director authorised in writing (including by telex, telefax, telegram or other means of communication capable of transmitting written texts) all within the limits of applicable Dutch law as then in force. A Supervisory Director may act as representative for more than one other Supervisory Director.
18.5	The Management Board shall provide to the Supervisory Board all information necessary for the effective oversight of the affairs of the Company, including unrestricted access to the books and records of the Company, and shall respond in a timely manner to all requests for information regarding the activities of the Company made to it by the Supervisory Board.
18.6	The Managing Directors shall be entitled to attend all meetings of the Supervisory Board so as to represent the Management Board effectively at the meetings of the Supervisory Board, except when such meetings will address the terms of employment or the suspension or removal of any Managing Director.
18.7	The Supervisory Board shall annually approve a three year operating, strategic and investment plan of the Company and oversee the implementation of such plan by the Company.
18.8	The Supervisory Board shall approve the annual operating and investment budget of the Company, including the contributions by the Company to any Affiliate or Subsidiary.
18.9	The Supervisory Board shall consider and decide all issues brought to it by the Management Board, and in particular those referred to it by Article 16, clause 2.
18.10	The Supervisory Board shall constitute a compensation committee whether or not from among the Supervisory Directors; the Supervisory Board shall appoint the chairman of the compensation committee, who shall be drawn from among the Independent Directors. Furthermore, the Supervisory Board shall constitute an audit committee and such other committees from amongst its midst as it shall deem fit from time to time. Any committee of the Supervisory Board shall comprise at least one Independent Director.
Article 19. Nominating Committee.
19.1	The Supervisory Board shall constitute a committee called the “Nominating Committee”, which shall consist at all times of four members as follows: (i) the Chairman of the Management Board, (ii) two Independent Directors and (iii) one other Supervisory Director. The Supervisory Board shall appoint one of the Independent Directors chairman of the Nominating Committee.
19.2	The Nominating Committee shall designate candidates for nomination as Independent Directors; provided that it shall require the unanimous vote of the Nominating Committee to designate for nomination any Independent Director who has previously served two terms or four years, whichever is shorter. The nominations based on such designations shall be presented to the General Meeting in accordance with Article 17, clauses 10 and 12.
19.3	All resolutions of the Nominating Committee shall be adopted by the majority votes of its members, unless provided otherwise in any other provision of these Articles of Association. At any time an Independent Director is not present or represented at a meeting of the Nominating Committee, the other Independent Director serving on the Nominating Committee and present at the meeting shall have the right to cast two votes. If there is a tie in voting, the chairman of the Nominating Committee shall have a decisive vote.
19.4	The Nominating Committee shall conduct its deliberations in an open, fair and transparent manner and shall nominate candidates it believes will best perform the duties of Supervisory Directors in accordance with Dutch law.
19.5	The Nominating Committee shall adopt its own rules of procedure governing its proceedings. Such rules shall not add to the qualifications of Supervisory Directors or Managing Directors contained in these Articles of Association. Such rules of procedure shall remain in effect and shall be binding on future members of the Nominating Committee until the Nominating Committee votes to change them. The rules of procedure shall be designed to implement the provisions of these Articles of Association, including the policies set forth in clause 4 of this Article 19.
Article 20. Indemnification.
20.1	The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Supervisory Director, a Managing Director, a member of the Nominating Committee, an officer or agent of the Company, or was serving at the request of the Company as a supervisory director, a managing director, a member of a nominating committee, an officer or agent of another company, a partnership, a joint venture, a trust or another enterprise, against all expenses (including attorneys’ fees) judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or out of his mandate. The termination of any action, suit or proceeding by a judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and not in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
20.2	The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the Company to procure a judgement in its favour, by reason of the fact that he is or was a Supervisory Director, a Managing Director, a member of the Nominating Committee, an officer or agent of the Company or is or was serving at the request of the Company as a supervisory director, a managing director, a member of a nominating committee, an officer or agent of another company, a partnership, a joint venture, a trust or another enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defence or settlement of such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.
20.3	To the extent that a Supervisory Director, a Managing Director, a member of the Nominating Committee, an officer or an agent of the Company has been successful on the merits or otherwise in defence of any action, suit of proceeding, referred to in clauses 1 and 2, or in defence of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
20.4	Any indemnification by the Company referred to in clauses 1 and 2 shall (unless ordered by a court) only be made upon a determination that indemnification of the Supervisory Director, the Managing Director, the member of the Nominating Committee, the officer or the agent is proper in the circumstances because he had met the applicable standard of conduct set forth in clauses 1 and 2.
Such determination shall be made:
(a)	either by the Supervisory Board by a majority vote in a meeting in which a quorum as mentioned in Article 17, clause 6, and consisting of Supervisory Directors who where not parties to such action, suit or proceeding, is present; or
(b)	if such a quorum is not obtainable or although such a quorum is obtained if the majority passes a resolution to that effect, by independent legal counsel in a written opinion; or
(c)	by the General Meeting.
20.5	Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon a resolution of the Supervisory Board with respect to the specific case upon receipt of an undertaking by or on behalf of the

Supervisory Director, the Managing Director, the member of the Nominating Committee, the officer or the agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorised in this Article.
20.6	The indemnification provided for by this Article shall not be deemed exclusive of any other right to which a Person seeking indemnification may be entitled under any by-laws, agreement, resolution of the General Meeting of Shareholders or of the disinterested Supervisory Directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a Person who has ceased to be a Supervisory Director, a Managing Director, a member of the Nominating Committee, an officer or an agent and shall also inure to the benefit of the heirs, executors and administrators of such a Person.
20.7	The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Supervisory Director, a Managing Director, a member of the Nominating Committee, an officer or an agent of the Company, or is or was serving at the request of the Company as a supervisory director, a managing director, a member of a nominating committee, an officer, employee or an agent of another company, a partnership, a joint venture, a trust or another enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his capacity as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.
20.8	Whenever in this Article reference is being made to the Company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its supervisory director, managing director, member of a nominating committee, officers and agents, so that any Person who is or was a supervisory director, managing director, member of a nominating committee, an officer or an agent of such constituent company or is or was serving at the request of such constituent company as a supervisory director, a managing director, a member of a nominating committee, an officer or an agent of another company, a partnership, a joint venture, a trust or another enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.
Article 21. General Meetings of Shareholders.
21.1	General Meetings of Shareholders shall be held in Amsterdam, Rotterdam, The Hague or in the municipality of Haarlemmermeer (Schiphol Airport)
21.2	The annual General Meeting of Shareholders shall be held no later than six months after the end of each financial year. The business to be transacted at the annual General Meeting of Shareholders shall include adoption of the balance sheet, the profit and loss account and the notes thereon of the past financial year (hereinafter collectively referred to as the “annual accounts”), the allocation of profits and adoption of the written report on the past financial year presented to the General Meeting of Shareholders by the Management Board, as well as the release from liability of the Managing Directors and the Supervisory Directors in accordance with Article 26, clause 5.
21.3	Within three months after it appears to the Management Board that the Equity has declined to an amount equivalent to or lower than one half of the paid up part of the share capital, a General Meeting of Shareholders shall be held to discuss such measures as may be required to be taken.
21.4	Extraordinary General Meetings of Shareholders shall be held as frequently as either the Management Board or the Supervisory Board may require or upon written request of France Telecom (provided it owns a Significant Shareholding at the time the request is made) addressed to the Management Board and stating with precision the matters to be addressed at the meeting. Upon receipt of such written request, the Management Board shall be obliged to convene a General Meeting of Shareholders to be held within six weeks. If no notice of meeting is sent within three weeks after receipt of the request, each requesting party may itself send a notice, with due observance of the provisions of the law and these Articles of Association.
Articles 22. Notice of Meetings.
22.1	Notices to attend meetings, notifications and announcements shall be given by mail to each Shareholder and other Person who by law is entitled to attend meetings at the address of such Shareholder or other Person as set forth in the Shareholders Register. Alternatively, notices to attend meetings, notifications and announcements to Shareholders shall be given by publication in a nationally daily distributed newspaper in the Netherlands and an internationally distributed financial daily periodical of international repute and in such other manner as may be required to comply with the rules of any Stock Exchange on which the Shares are listed or quoted, not later than four weeks prior to the meeting. Notification and announcements by Shareholders to the Management Board or to the Supervisory Board shall be sent to the offices or telecopier numbers, respectively, of the Company.
22.2	Subject to the rules of any Stock Exchange on which Shares are listed or quoted, the date of the notice to attend a meeting, a notification or an announcement shall be deemed to be the date of mailing or publication, as the case may be.
22.3	The notices must include the agenda of the meeting or must state that the Shareholders and other Persons who by law are entitled to attend General Meetings of Shareholders may inspect the agenda at such place or places as the

Management Board shall determine. Copies of the agenda may be obtained free of charge and shall in any case be available at the office of the Company
Article 23. Presidency of Meetings.
23.1	The General Meeting of Shareholders shall be presided by the Chairman of the Supervisory Board or, if he is absent, by the Person designated for that purpose by the Supervisory Directors present at the meeting. If no Supervisory Directors are present at the meeting, the meeting itself shall designate a chairman.
23.2	Business transacted at a meeting shall be recorded in minutes which, if no notarial record of the proceedings has been drawn up, shall be entered in a minute book kept for that purpose and shall be confirmed by the signatures of the chairman of the meeting and a Shareholder or Shareholder’s proxy designated for that purpose by the chairman.
23.3	The minute book shall be open to the inspection of the Shareholders and other Persons who by law are entitled to attend General Meetings of Shareholders at the office of the Company. Upon request, a copy of or extract from minutes of a meeting shall be supplied to any Shareholder or eligible Person for a fee not exceeding cost.
Article 24. Admission to the Meeting; Votes.
24.1	Each Share carries the right to cast one vote. Blank votes and invalid votes shall be deemed not to have been cast. For purposes of calculating any quorum, no account may be taken of Shares for which, pursuant to the law or these Articles of Association, no vote may be cast. Except as otherwise specified in these Articles of Association, resolutions shall be adopted with an absolute majority of votes cast.
24.2	A Shareholder may be represented at any General Meeting of Shareholders by a proxy authorised in writing.
24.3	A Person shall not be disqualified from voting on any resolution that would grant such Person any right against the Company or release such Person from any obligation to the Company.
24.4	In the notice of a General Meeting of Shareholders, the Management Board may stipulate that for the purpose of determining which persons shall be entitled to vote Shares, and/or to attend the meeting and to take part in the discussions therein pursuant to Sections 2:117(1) and (2) of the Dutch Civil Code, it shall be decisive which persons hold such rights at a particular time prior to the meeting and stipulated in the notice of the meeting and that such persons shall be authorised to exercise such rights if they have caused themselves to be registered as holders of such rights at the time so stipulated, in a register designated to that effect by the Management Board, irrespective of who are the owners of the Shares at the time of the meeting. The time stipulated in the notice as the last day on which such registration can be effected shall not be earlier than the seventh day prior to the day of the meeting.
24.5	Furthermore, to qualify for admission to a meeting, taking part in discussions and voting, each Shareholder or proxy must sign the attendance list, indicating the number and nominal value of the Shares represented by him, and must show such proof of his identity as may be satisfactory to the chairman of the meeting; and to qualify for admission to a meeting and taking part in discussions each Person who by law is entitled to attend General Meetings of Shareholders other than as a Shareholder must sign the attendance list and must show such proof of his identity as may be satisfactory to the chairman of the meeting.
24.5	The Managing Directors and the Supervisory Directors shall, as such, have the right to give advice in the General Meetings of Shareholders.
Article 25. Method of Voting.
Votes on any matter (other than the election of individuals) shall be taken by voice and votes for the election of individuals shall be taken by secret ballot, unless the chairman of the meeting or the General Meeting determines a different method of voting. Voting by acclamation shall be permitted if not opposed by any Person attending the meeting.
Article 25A. Adoption of Resolutions by the Meeting of Common Shareholders or the Meeting of Preference Shareholders.
25A.1	Resolutions of the Meeting of Common Shareholders or the Meeting of Preference Shareholders may be adopted in a meeting of holders of Shares of the relevant class.
25A.2	Meetings of holders of Shares of one class are held as often as the Management Board deems such necessary. Holders of Preference Shares in the aggregate representing at least one tenth of the capital issued in the form of Preference Shares may request the Management Board to convene a meeting of holders of Preference Shares; this right does not accrue to other Shareholders.
25A.3	The provisions in these Articles of Association with respect to General Meetings of Shareholders shall apply by analogy to meetings of holders of Shares of one class, insofar as no different regulation is contained in Article 25A.2 hereof. Notice of meetings of holders of Preference Shares shall be given in writing only in accordance with the provision of Article 22, clause 1. Resolutions of the Meeting of Preference Shareholders may be adopted in writing without holding a meeting, provided they are adopted by the unanimous vote of all holders of Preference Shares entitled to vote, subject to the relevant limitations prescribed by Dutch law; the provisions of Article 24, clause 5 shall apply by analogy.
Article 26. Financial Year and Annual Accounts.
26.1	The financial year of the Company shall be concurrent with the calendar year.
26.2	Within five months after the end of each financial year (or within such additional time, not to exceed six additional months, as may be specified by the General Meeting by reason of special circumstances), the Management Board shall draw up the annual accounts. Within six months after the end of such financial year (or within such additional time), the Management Board shall present to the General Meeting of Shareholders the annual accounts, together with the advice it has obtained thereon from the Supervisory Board, and accompanied by the annual report prescribed by Article 21, clause 2.
26.3	The annual report and the annual accounts shall be signed by all Managing Directors and all Supervisory Directors and shall include, in addition to such other particulars as are prescribed by the law:
(a)	the auditor’s certificate,
(b)	description on the basis of Article 6, clause 6(b) and Article 7, clause 2 concerning the allocation of profits, and
(c)	a statement as to how profit will be allocated or loss will be absorbed, or, if not yet determined, a proposal for that purpose.
The annual report and the annual accounts shall be open to the inspection of all Shareholders and of all Persons who by law are entitled to attend General Meetings of Shareholders at the office of the Company from the day of notice calling the Annual General Meeting of Shareholders. Shareholders may obtain copies of the annual report and the annual accounts free of charge.
26.4	If the signature of a Managing Director or any Supervisory Director is missing from the annual accounts, the reason for such absence shall be stated on the document concerned.
26.5	At the General Meeting of Shareholders at which it is resolved to adopt the annual accounts, it shall be separately proposed to release the Managing Directors and the Supervisory Directors from liability for the performance of their respective duties, insofar as the performance of such duties is reflected in the annual accounts and/or the annual report. The scope of a release from liability shall be subject to limitations by virtue of the law.
Article 27. Profits and Distribution of Profits.
The profits made in any financial year shall be added to the reserves, unless the General Meeting determines otherwise in accordance with Article 6, clause 6(b) or Article 7, clause 2.
Article 28. Dividends.
28.1	Dividends shall be made payable four weeks after they have been declared, unless the General Meeting, acting on a proposal of the Management Board, shall specify a different date for that purpose. The Company may resolve that a dividend not be made entirely or partially in cash but in the form of Shares or other assets.
28.2	Claims for unpaid dividends shall be barred five years and two days after such dividends became payable.

Article 29. Amendment/Dissolution/Merger/Split.

A resolution to amend the Company’s Articles of Association and a resolution to merge, legally split (‘juridisch splitsen’), or dissolve the Company may only be adopted by the General Meeting at the proposal or with the prior approval of the Supervisory Board.
A resolution to amend these Articles of Association to the effect that rights of SITA S.C. and/or the SITA Foundation under these Articles of Association are adversely affected shall require the prior or simultaneous approval from SITA S.C. and/or the SITA Foundation (as the case may be), without prejudice to the provisions in Article 17, clause 7.
Article 30. Miscellaneous.
In all cases for which neither these Articles of Association nor the law make provisions the General Meeting shall decide.
Article 31. Dissolution and Winding Up.
31.1	In the event a resolution is passed to dissolve the Company, the Company shall be wound-up by the Managing Directors, under the supervision of the Supervisory Directors, unless the General Meeting should resolve otherwise.
31.2	The General Meeting shall appoint and decide on the remuneration of the liquidators and of the Supervisory Directors.
31.3	Until the winding-up of the Company has been completed, these Articles of Association shall to the extent possible remain in full force and effect.
31.4	Whatever remains of the Company’s equity after all its debts have been discharged shall be distributed in accordance with Article 6, clause 6(c) and Article 7, clause 3.
31.5	After the Company has ceased to exist the books and records of the Company shall remain in the custody of the Person designated for that purpose by the liquidators for a seven-year period.
Transitory Provision.
(1)	Pursuant to Article 6, until the thirty-first day of July two thousand and three the General Meeting has designated the Management Board as the body having the power:
(a)	to issue Common Shares, and to grant share options and rights to acquire Common Shares up to a maximum of the authorised but unissued Common Shares; and
(b)	to restrict or exclude pre-emptive rights in respect of the issuance of Common Shares;
provided, however, that any exercise of such power shall be subject to the approval of the Supervisory Board pursuant to Article 16, clause 2.
(2)	Pursuant to Article 6, until the thirty-first day of July two thousand and three the General Meeting has designated the Management Board as the body having the power to issue Preference Shares up to a maximum of the authorised but unissued Preference Shares and to exclude pre-emptive rights in respect of such shares. Any resolution of the Management Board to issue

Preference Shares after the twenty-ninth day of June two thousand and one other than a resolution to issue Preference Shares as a dividend payment in respect of Preference Shares already outstanding shall require the approval of the Meeting of Preference Shareholders

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